Exhibit 5.2

609 Main Street Houston, TX 77002 United States (713) 836-3600 www.kirkland.com

June 22, 2022

COERT Holdings 1 LLC 20 Horseneck Lane Greenwich, Connecticut 06830

Re:	Permianville Royalty Trust

Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to COERT Holdings 1 LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed resale by the selling unitholder named in the Registration Statement (the “Selling Unitholder”) of up to 8,600,000 units (the “Trust Units”) representing beneficial interests in Permianville Royalty Trust., a Delaware statutory trust (the “Trust”).

In connection with the registration of the Trust Units, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) the certificate of trust of the Trust, dated May 16, 2011, (iii) the Amended and Restated Trust Agreement of the Trust, dated November 3, 2011, as amended and (iv) the the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

We have also assumed that: (i) the Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power, authority and legal right to issue the Trust Units under the Trust Agreement, and (ii) a definitive purchase, underwriting or similar agreement with respect to any Trust Units offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto.

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COERT Holdings 1 LLC June 22, 2022 Page 2

Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.            The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware with limited liability company power and authority to execute and deliver the Trust Agreement With your consent, based solely on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware.

2.            The execution, delivery and performance of the Trust Agreement have been duly authorized by all necessary limited liability company action of the Company, and the Trust Agreement has been duly executed and delivered by the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP